Exhibit 10.4

Execution Version

NRG YIELD, INC.,

NRG YIELD LLC

and

 NRG YIELD OPERATING LLC

and

NRG ENERGY, INC.

as Manager

MANAGEMENT SERVICES AGREEMENT

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		4
1.1	Definitions	4
1.2	Headings and Table of Contents	8
1.3	Interpretation	8
1.4	Service Recipients Third Party Beneficiaries	9
1.5	Actions by the Manager or the Service Recipients	9

ARTICLE 2 APPOINTMENT OF THE MANAGER		10
2.1	Appointment and Acceptance	10
2.2	Other Service Recepients	10
2.3	Subcontracting and Other Arrangements	10

ARTICLE 3 SERVICES AND POWERS OF THE MANAGER		10
3.1	Services	10
3.2	Supervision of Manager’s Activities	12
3.3	Restrictions on the Manager	12
3.4	Errors and Omissions Insurance	12

ARTICLE 4 RELATIONSHIP BETWEEN THE MANAGER AND THE SERVICE RECIPIENTS		12
4.1	Other Activities	12
4.2	Exclusivity	13
4.3	Independent Contractor, No Partnership or Joint Venture	13

ARTICLE 5 MANAGEMENT AND EMPLOYEES		13
5.1	Management and Employees	13

ARTICLE 6 INFORMATION AND RECORDS		14
6.1	Books and Records	14
6.2	Examination of Records by the Service Recipients	14
6.3	Access to Information by Manager Group	14
6.4	Additional Information	15

ARTICLE 7 FEES AND EXPENSES		15
7.1	Base Management Fee	15
7.2	Computation and Payment of Quarterly Base Management Fee Amount	15
7.3	Expenses	15
7.4	Governmental Charges	17
7.5	Computation and Payment of Expenses and Governmental Charges	17

ARTICLE 8 REPRESENTATIONS AND WARRANTIES OF THE MANAGER AND THE SERVICE RECIPIENTS		17
8.1	Representations and Warranties of the Manager	17

8.2	Representations and Warranties of the Service Recipients	18

ARTICLE 9 LIABILITY AND INDEMNIFICATION		19
9.1	Indemnity	19
9.2	Limitation of Liability	20
9.3	Benefit to all Manager Indemnified Parties	20

ARTICLE 10 TERM AND TERMINATION		21
10.1	Term	21
10.2	Termination by the Service Recipients	21
10.3	Termination by the Manager	22
10.4	Survival Upon Termination	22
10.5	Action Upon Termination	22
10.6	Release of Money or other Property Upon Written Request	23

ARTICLE 11 GENERAL PROVISIONS		24
11.1	Amendment, Waiver	24
11.2	Assignment	24
11.3	Failure to Pay When Due	25
11.4	Invalidity of Provisions	25
11.5	Entire Agreement	25
11.6	Mutual Waiver of Jury Trial	25
11.7	Consent to Jurisdiction and Service of Process	26
11.8	Governing Law	26
11.9	Enurement	26
11.10	Notices	26
11.11	Further Assurances	27
11.12	Counterparts	27

MANAGEMENT SERVICES AGREEMENT

THIS AGREEMENT is made as of the 22nd day of July 2013, by and among NRG Yield, Inc., a Delaware corporation (“Yield”), NRG Yield LLC, a Delaware limited liability company (“Yield LLC”), NRG Yield Operating LLC, a Delaware limited liability company (“Yield Operating”), and NRG Energy, Inc., a Delaware corporation (the “Manager”).  This Agreement shall become effective immediately prior to the consummation of the initial public offering of Yield’s Class A Common Stock on the date first above written.

RECITALS:

A.                                    Yield, Yield LLC and Yield Operating directly and indirectly, as applicable, hold interests in the Service Recipients (as defined below).

B.                                    Yield, Yield LLC and Yield Operating wish to engage the Manager to provide or arrange for other Service Providers (as defined below) to provide the services set forth in this Agreement to the Service Recipients, subject to the terms and conditions of this Agreement, and the Manager wishes to accept such engagement.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1                               Definitions

In this Agreement, except where the context otherwise requires, the following terms will have the following meanings:

1.1.1 “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by such Person, or is under common Control of a third Person;

1.1.2 “Acquired Assets” means any renewable and conventional generation and thermal infrastructure asset acquired after the date hereof by any member of the Yield Group, including, but not limited, to any assets acquired pursuant to the NRG ROFO Agreement or otherwise agreed upon by the Manager and Yield;

1.1.3 “Agreement” means this Management Services Agreement, and “herein,” “hereof,” “hereby,” “hereunder” and similar expressions refer to this Agreement and include every instrument supplemental or ancillary to this Agreement and, except where the context otherwise requires, not to any particular article or section thereof;

1.1.4 “Annual Fee Amount” means an amount equal to $4 million, which amount shall be adjusted for inflation annually beginning on January 1, 2014 at the Inflation Factor;

1.1.5 “Base Management Fee” means, as of the date of determination, an aggregate amount equal to the Annual Fee Amount, plus an amount equal to 0.05% of the Enterprise Value of any Acquired Assets as of the date of determination.  The Base Management Fee may be  increased or decreased from time to time by an agreed upon amount resulting from the amendment of the scope of the Services pursuant to Section 11.1.1 hereof;

1.1.6 “Business” means the business carried on from time to time by the Yield Group;

1.1.7 “Business Day” means every day except a Saturday or Sunday, or a legal holiday in the City of New York on which banking institutions are authorized or required by law, regulation or executive order to close;

1.1.8 “Claims” has the meaning assigned thereto in Section 10.1.1 hereof;

1.1.9 “Control” means the control by one Person of another Person in accordance with the following: a Person (“A”) controls another Person (“B”) where A has the power to determine the management and policies of B by contract or status (for example the status of A being the managing member of B) or by virtue of beneficial ownership of or control over a majority of the voting or economic interests in B; and, for certainty and without limitation, if A owns or has control over shares to which are attached more than 50% of the votes permitted to be cast in the election of directors to the Governing Body of B or A is the general partner of B, a limited partnership, then in each case A Controls B for this purpose, and the term “Controlled” has the corresponding meaning;

1.1.10 “Enterprise Value” means an Acquired Asset’s capitalization plus outstanding indebtedness, minority interest and preferred shares, minus total cash and cash equivalents calculated as of such Acquired Asset’s acquisition closing date.

1.1.11 “Expenses” has the meaning assigned thereto in Section 7.3.2 hereof;

1.1.12              “Expense Statement” has the meaning assigned thereto in Section 7.5 hereof;

1.1.13 “GAAP” means generally accepted accounting principles in the United States used by Yield in preparing its financial statements from time to time; provided that, at any time after adoption of IFRS by Yield for its financial statements and reports for all financial reporting purposes, all references to GAAP hereunder shall be to IFRS;

1.1.14 “Governing Body” means (i) with respect to a corporation, the board of directors of such corporation, (ii) with respect to a limited liability company, the manager(s) or managing member(s) of such limited liability company, (iii) with respect to a limited partnership, the board, committee or other body of the general partner of such partnership that serves a similar function or the general partner itself (or if any such general partner is itself a limited partnership, the board, committee or other body of such general partner’s general partner that serves a similar function or such general partner’s partner) and (iv) with respect to any other Person, the body of such Person that serves a similar function, and in the case of each of (i) through (iv) includes any committee or other subdivision of such body and any Person to whom such body has delegated any power or authority, including any officer and managing director;

1.1.15 “Governing Instruments” means (i) the certificate of incorporation and bylaws in the case of a corporation, (ii) the articles of formation and operating agreement in the case of a limited liability company (iii) the partnership agreement in the case of a partnership, and (iv) any other similar governing document under which an entity was organized, formed or created and/or operates;

1.1.16 “Governmental Authority” means any (i) international, national, multinational, federal, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency or instrumentality, domestic or foreign, including ISO/RTOs, (ii) self-regulatory organization or stock exchange, (iii) subdivision, agent, commission, board, or authority of any of the foregoing, or (iv) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

1.1.17 “Governmental Charges” has the meaning assigned thereto in Section 7.4 hereof;

1.1.18 “IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

1.1.19 “Independent Committee” means a committee of the Governing Body of Yield made up of directors that are “independent” of the Manager and its Affiliates, in accordance with Yield’s Governing Instruments;

1.1.20 “Inflation Factor” means, at any time, the fraction obtained where the numerator is the Consumer Price Index for the United States of America (all items) for the then current year and the denominator is the Consumer Price Index for the United States of America (all items) for the year immediately preceding the then current year, with appropriate mathematical adjustment made to ensure that both the numerator and the denominator have been prepared on the same basis;

1.1.21 “Interest Rate” means, for any day, the rate of interest equal to the overnight U.S. dollar London interbank offered rate on such day;

1.1.22 “ISO/RTO” means an independent electricity system operator, a regional transmission organization, national system operator or any other similar organization overseeing the transmission of energy in any jurisdiction in which the Yield Group owns assets or operates;

1.1.23 “Laws” means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, principles of common law and equity, rules, regulations and municipal bylaws whether domestic, foreign or international, (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, and awards of any Governmental Authority, and (iii) policies, practices and guidelines of any Governmental Authority which, although not actually having the force of law, are considered by such Governmental Authority as requiring compliance as if having the force of law, and the term “applicable,” with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

1.1.24 “Liabilities” has the meaning assigned thereto in Section 9.1.1 hereof;

1.1.25 “Manager Group” means the Manager and its Affiliates (other than any member of the Yield Group) and any other Service Providers;

1.1.26 “Manager Indemnified Parties” has the meaning assigned thereto in Section 9.1.1 hereof;

1.1.27 “Manager” has the meaning assigned thereto in the preamble;

1.1.28 “NRG ROFO Agreement” means the agreement between the Manager and Yield that provides Yield a right of first offer to purchase certain assets of the Manager offered for sale;

1.1.29 “Operational and Other Services” means any services provided by any member of the Manager Group to any member of the Yield Group, including financial advisory, operations and maintenance, marketing, agency, development, operating management and other services, including services provided under any Operating and Administrative Agreement;

1.1.30 “Permit” means any consent, license, approval, registration, permit or other authorization granted by any Governmental Authority;

1.1.31 “Person” means any natural person, partnership, limited partnership, limited liability partnership, joint venture, syndicate, sole proprietorship, company or corporation (with or without share capital), limited liability corporation, unlimited liability company, joint stock company, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or Governmental Agency, authority or entity however designated or constituted and pronouns have a similarly extended meaning;

1.1.32 “Operating and Administrative Agreements” means the operations and administrative agreements in effect on the date hereof between certain members of the Yield Group and Affiliates of the Manager for such Yield Group members’ operating and administrative needs and, with respect to any Acquired Assets, any operations and administrative agreements between any of the Acquired Assets and Affiliates of the Manager for such asset’s operating and administrative needs in effect as of the date of acquisition of the Acquired Asset by a member of the Yield Group,; for greater certainty, none of the Operating and Administrative Agreements are, or shall be, amended or terminated, or otherwise altered, by this Agreement;

1.1.33 “Quarter” means a calendar quarter ending on the last day of March, June, September or December;

1.1.34 “Service Providers” means the Manager, any member of the Manager Group and any other entity or individual that the Manager has arranged to provide the Services to any Service Recipient;

1.1.35 “Service Recipient” means Yield, Yield LLC, Yield Operating and the Subsidiaries listed on Schedule I hereto, as well as any other direct and indirect Subsidiary of Yield, Yield LLC, Yield Operating, as applicable, acquired or formed after the date hereof that receives Services from a Service Provider pursuant to this Agreement;

1.1.36 “Services” has the meaning assigned thereto in Section 3.1 hereof;

1.1.37 “Subsidiary” means, with respect to any Person, (i) any other Person that is directly or indirectly Controlled by such Person, (ii) any trust in which such Person holds all of the beneficial interests or (iii) any partnership, limited liability company or similar entity in which such Person holds all of the interests other than the interests of any general partner, managing member or similar Person;

1.1.38 “Third Party Claim” has the meaning assigned thereto in Section 9.1.3 hereof;

1.1.39 “Transaction Fees” means fees paid or payable by the Service Recipients, which are on market terms, with respect to financial advisory services ordinarily carried out by investment banks in the context of mergers and acquisitions transactions;

1.1.40 “Yield” has the meaning assigned thereto in the preamble;

1.1.41 “Yield Group” means Yield, Yield LLC, Yield Operating and their direct and indirect Subsidiaries;

1.1.42 “Yield LLC” has the meaning assigned thereto in the preamble; and

1.1.43 “Yield Operating” has the meaning assigned thereto in the preamble.

1.2                               Headings and Table of Contents

The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and will not affect the construction or interpretation hereof.

1.3                               Interpretation

In this Agreement, unless the context otherwise requires:

1.3.1 words importing the singular shall include the plural and vice versa, words importing gender shall include all genders or the neuter, and words importing the neuter shall include all genders;

1.3.2 the words “include”, “includes”, “including”, or any variations thereof, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

1.3.3 references to any Person include such Person’s successors and permitted assigns;

1.3.4 any reference to a statute, regulation, policy, rule or instrument shall include, and shall be deemed to be a reference also to, all amendments made to such statute, regulation, policy, rule or instrument and to any statute, regulation, policy, rule or instrument that may be passed which has the effect of supplementing or superseding the statute, regulation, policy, rule or instrument so referred to;

1.3.5 any reference to this Agreement or any other agreement, document or instrument shall be construed as a reference to this Agreement or, as the case may be, such other agreement, document or instrument as the same may have been, or may from time to time be, amended, varied, replaced, amended and restated, supplemented or otherwise modified;

1.3.6 in the event that any day on which any amount is to be determined or any action is required to be taken hereunder is not a Business Day, then such amount shall be determined or such action shall be required to be taken at or before the requisite time on the next succeeding day that is a Business Day; and

1.3.7 except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in U.S. currency.

1.4                               Service Recipients Third Party Beneficiaries

The Manager agrees that each of the Service Recipients, including the Service Recipients listed on Schedule I hereto and any other Service Recipient formed or acquired after the date of this Agreement in accordance with Section 2.2 hereof, shall be, and is hereby, named as express third-party beneficiary of this Agreement entitled to all the benefits conferred under this Agreement.

1.5                               Actions by the Manager or the Service Recipients

Unless the context requires otherwise, where the consent of or a determination is required by the Manager or Service Recipient hereunder, the parties shall be entitled to conclusively rely upon it having been given or taken, as applicable, if, the Manager or such Service Recipient, as applicable, has communicated the same in writing.

ARTICLE 2
APPOINTMENT OF THE MANAGER

2.1                               Appointment and Acceptance

2.1.1 Subject to and in accordance with the terms, conditions and limitations in this Agreement, Yield, Yield LLC and Yield Operating hereby appoint the Manager to provide or arrange for other Service Providers to provide the Services to the Service Recipients. This appointment will be subject to the express terms of this Agreement and to each Service Recipient’s Governing Body’s supervision of the Manager and obligation to manage and control the affairs of such Service Recipient.

2.1.2 The Manager hereby accepts the appointment provided for in Section 2.1.1 and agrees to act in such capacity and to provide or arrange for other Service Providers to provide the Services to the Service Recipients upon the terms, conditions and limitations in this Agreement.

2.2                               Other Service Recipients

The parties acknowledge that any Subsidiary of Yield, Yield LLC or Yield Operating formed or acquired in the future that is not a Service Recipient on the date hereof may become a Service Recipient under this Agreement.  In the event that any such addition results in an amendment of the scope of the Services, such amendment shall be effectuated as provided by Section 11.1.1 hereof.

2.3                               Subcontracting and Other Arrangements

The Manager may subcontract to any other Service Provider or any of its other Affiliates, or arrange for the provision of any or all of the Services to be provided by it under this Agreement by any other Service Provider or any other of its Affiliates, and each of Yield, Yield LLC and Yield Operating hereby consents to any such subcontracting or arrangement; provided that the Manager shall remain responsible to the Service Recipients for any Services provided by such other Service Provider or Affiliate.

ARTICLE 3
SERVICES AND POWERS OF THE MANAGER

3.1                               Services

The Manager will provide, or arrange for the provision by other Service Providers of, and will have the exclusive power and authority to provide or arrange for the provision by other Service Providers of, the following services (the “Services”) to the Service Recipients:

3.1.1 causing or supervising the carrying out of all day to day management, secretarial, accounting, banking, treasury, administrative, liaison, representative, regulatory and reporting functions and obligations;

3.1.2 establishing and maintaining or supervising the establishment and maintenance of books and records;

3.1.3 identifying, evaluating and recommending to the Yield Group acquisitions or dispositions from time to time and, where requested to do so, assisting in negotiating the terms of such acquisitions or dispositions;

3.1.4 recommending and, where requested to do so, assisting in the raising of funds whether by way of debt, equity or otherwise, including the preparation, review or distribution of any prospectus or offering memorandum in respect thereof and assisting with communications support in connection therewith;

3.1.5 recommending to the members of the Yield Group suitable candidates to serve on the Governing Bodies of the Yield Group;

3.1.6 making recommendations with respect to the exercise of any voting rights to which the Service Recipients are entitled in respect of its Subsidiaries;

3.1.7 making recommendations with respect to the payment of dividends by the Service Recipients or any other distributions by the Service Recipients, including distributions by Yield to its stockholders;

3.1.8 monitoring and/or oversight of the applicable Service Recipient’s accountants, legal counsel and other accounting, financial or legal advisors and technical, commercial, marketing and other independent experts and managing litigation in which a Service Recipient is sued or commencing litigation after consulting with, and subject to the approval of, the relevant Governing Body;

3.1.9 attending to all matters necessary for any reorganization, bankruptcy proceedings, dissolution or winding up of a Service Recipient, subject to approval by the relevant Governing Body;

3.1.10 supervising the timely calculation and payment of taxes payable, and the filing of all tax returns, by each Service Recipient;

3.1.11 causing or supervising the preparation of the Service Recipients’ annual combined financial statements and quarterly interim financial statements (i) to be prepared in accordance with GAAP and audited at least to such extent and with such frequency as may be required by law, regulation or in order to comply with any debt covenants; and (ii) to be submitted to the Governing Body of each Service Recipient;

3.1.12 making recommendations in relation to and effecting the entry into insurance of each Service Recipient’s assets, together with other insurances against other risks, including directors and officers insurance, as the relevant Service Provider and the relevant Governing Body may from time to time agree;

3.1.13 arranging for individuals to carry out the functions of the principal executive, accounting and financial officers for Yield only for purposes of applicable securities laws and the regulations of any stock exchange on which the Securities of Yield are listed and subject to the approval of Yield’s Governing Body;

3.1.14 providing individuals to act as senior officers of the Service Recipients as agreed from time to time, subject to the approval of the relevant Governing Body;

3.1.15 advising the Service Recipients regarding the maintenance of compliance with applicable Laws and other obligations; and

3.1.16 providing all such other services as may from time to time be agreed with the Service Recipients that are reasonably related to the Service Recipient’s day to day operations.

3.2                               Supervision of Manager’s Activities

The Manager shall, at all times, be subject to the supervision of the relevant Service Recipient’s Governing Body and shall only provide or arrange for the provision of such Services as such Governing Body may request from time to time.

3.3                               Restrictions on the Manager

3.3.1 The Manager shall, and shall cause any other Service Provider to, refrain from taking any action that is not in compliance with or would violate any Laws or that otherwise would not be permitted by the Governing Instruments of the Service Recipients. If the Manager or any Service Provider is instructed to take any action that is not in such compliance by a Service Recipient’s Governing Body, such person will promptly notify such Governing Body of its judgment that such action would not comply with or violate any such Laws or otherwise would not be permitted by such Governing Instrument.

3.3.2 In performing its duties under this Agreement, each member of the Manager Group shall be entitled to rely in good faith on qualified experts, professionals and other agents (including on accountants, appraisers, consultants, legal counsel and other professional advisors) and shall be permitted to rely in good faith upon the direction of a Service Recipient’s Governing Body to evidence any approvals or authorizations that are required under this Agreement. All references in this Agreement to the Service Recipients or Governing Body for the purposes of instructions, approvals and requests to the Manager will refer to the Governing Body.

3.4                               Errors and Omissions Insurance

The Manager shall, and shall cause any other Service Provider to, at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by Persons performing functions that are similar to those performed by the Service Providers under this Agreement and in an amount which is comparable to that which is customarily maintained by such other Persons.

ARTICLE 4
RELATIONSHIP BETWEEN THE MANAGER AND THE SERVICE RECIPIENTS

4.1                               Other Activities

No member of the Manager Group (and no Affiliate, director, officer, member, partner, shareholder or employee of any member of the Manager Group) shall be prohibited from engaging in other business activities or sponsoring, or providing services to, third parties that compete directly or indirectly with the Service Recipients.

4.2                               Exclusivity

Except as expressly provided for herein, Yield, Yield LLC and Yield Operating shall not,  and shall cause the other Service Recipients not to, during the term of this Agreement, engage any other Person to provide any services comparable to the Services without the prior written consent of the Manager, which may be withheld in the absolute discretion of the Manager.

4.3                               Independent Contractor, No Partnership or Joint Venture

The parties acknowledge that the Manager is providing or arranging for the provision of the Services hereunder as an independent contractor and that the Service Recipients and the Manager are not partners or joint venturers with or agents of each other, and nothing herein will be construed so as to make them partners, joint venturers or agents or impose any liability as such on any of them as a result of this Agreement; provided however that nothing herein will be construed so as to prohibit the Service Recipients and the Manager from embarking upon an investment together as partners, joint venturers or in any other manner whatsoever.

ARTICLE 5
MANAGEMENT AND EMPLOYEES

5.1                               Management and Employees

5.1.1 The Manager shall arrange, or shall arrange for another member of the Manager Group to arrange, for such qualified personnel and support staff to be available to carry out the Services. Such personnel and support staff shall devote such of their time to the provision of the Services to the Service Recipients as the relevant member of the Manager Group reasonably deems necessary and appropriate in order to fulfill its obligations hereunder. Such personnel and support staff need not have as their primary responsibility the provision of the Services to the Service Recipients or be dedicated exclusively to the provision of the Services to the Service Recipients.

5.1.2 Each of Yield, Yield LLC and Yield Operating shall, and shall cause each of the other Service Recipients to do all things reasonably necessary on its part as requested by any member of the Manager Group consistent with the terms of this Agreement to enable the members of the Manager Group to fulfill their obligations, covenants and responsibilities and to exercise their rights pursuant to this Agreement, including making available to the Manager Group, and granting the Manager Group access to, the employees and contractors of the Service Recipients as any member of the Manager Group may from time to time reasonably request.

5.1.3 The Manager covenants and agrees to exercise the power and discharge the duties conferred under this Agreement honestly and in good faith, and shall exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

ARTICLE 6
INFORMATION AND RECORDS

6.1                               Books and Records

The Manager shall, or shall cause any other member of the Manager Group to, as applicable, maintain proper books, records and documents on behalf of each Service Recipient, in which complete, true and correct entries, in conformity in all material respects with GAAP and all requirements of applicable Laws, will be made.

6.2                               Examination of Records by the Service Recipients

Upon reasonable prior notice by the Service Recipients to the relevant member of the Manager Group, the relevant member of the Manager Group will make available to the Service Recipients and their authorized representatives, for examination during normal business hours on any Business Day, all books, records and documents required to be maintained under Section 6.1 hereof. In addition, the Manager Group will make available to the Service Recipients or their authorized representatives such financial and operating data in respect of the performance of the Services under this Agreement as may be in existence and as the Service Recipients or their authorized representatives will from time to time reasonably request, including for the purposes of conducting any audit in respect of expenses of the Service Recipients or other matters necessary or advisable to be audited in order to conduct an audit of the financial affairs of the Service Recipients. Any examination of records will be conducted in a manner which will not unduly interfere with the conduct of the Service Recipients’ activities or of the Manager Group’s business in the ordinary course.

6.3                               Access to Information by Manager Group

6.3.1                     Each of Yield, Yield LLC and Yield Operating shall, and shall cause the other Service Recipients to:

6.3.1.1 grant, or cause to be granted, to the Manager Group full access to all documentation and information reasonably necessary in order for the Manager Group to perform its obligations, covenants and responsibilities pursuant to the terms hereof and to enable the Manager Group to provide the Services; and

6.3.1.2 provide, or cause to be provided, all documentation and information as may be reasonably requested by any member of the Manager Group, and promptly notify the appropriate member of the Manager Group of any material facts or information of which the Service Recipients are aware, including any known, pending or threatened suits, actions, claims, proceedings or orders by or against any member of the Yield Group before any Governmental Authority, that may affect the performance of the obligations, covenants or responsibilities of the Manager Group pursuant to this Agreement, including maintenance of proper financial records.

6.4                               Additional Information

The parties acknowledge and agree that conducting the activities and providing the Services contemplated herein may have the incidental effect of providing additional information which may be utilized with respect to, or may augment the value of, business interests and related assets in which any of the Service Providers or any of its Affiliates has an interest and that, subject to compliance with this Agreement, none of the Service Providers or any of their respective Affiliates will be liable to account to the Service Recipients with respect to such activities or results; provided, however, that the relevant Service Provider will not (and will cause its Affiliates not to), in making any use of such additional information, do so in any manner that the relevant Service Provider or its Affiliates knows, or ought reasonably to know, would cause or result in a breach of any confidentiality provision of agreements to which any Service Recipient is a party or is bound.

ARTICLE 7
FEES AND EXPENSES

7.1                               Base Management Fee

7.1.1 Yield LLC, on behalf of the Service Recipients, hereby agrees to pay, during the term of this Agreement, the Base Management Fee.  The Base Management Fee shall be pro-rated and paid quarterly in arrears. For purposes of the initial payment hereunder, the Base Management Fee will accrue commencing on the date hereof and will be pro-rated based on the actual number of days during the first Quarter in which this Agreement is in effect.

7.1.2 The Base Management Fee will not be reduced by operation of this Agreement by the amount of (i)  any fees for Operational and Other Services that are paid or payable by any member of the Yield Group to any member of the Manager Group; (ii) any Expenses; or (iii) any Transaction Fees.

7.2                               Computation and Payment of Quarterly Base Management Fee Amount

7.2.1 The Manager will compute the Base Management Fee for each Quarter as soon as practicable following the end of the Quarter with respect to which such payment is due, but in any event no later than five Business Days following the end of such Quarter. A copy of the computations made will thereafter, for informational purposes only, promptly be delivered to Yield LLC. As soon as practicable following delivery of the computation of the Base Management Fee for any Quarter, but in no event later than the 30th day following the end of such Quarter, Yield LLC shall remit the corresponding payment for the corresponding Quarter to the Manager. Any dispute relating to the computation of the Base Management Fee for any Quarter shall be resolved in accordance with Article 12 hereof.

7.3                               Expenses

7.3.1 The Manager acknowledges and agrees that the Service Recipients will not be required to reimburse any member of the Manager Group for the salaries and other remuneration of the management, personnel or support staff of the Manager Group who provide the Services to such Service Recipients or overhead for such persons.

7.3.2 Yield LLC, on behalf of the Service Recipients, shall reimburse the Manager for all out-of-pocket fees, costs and expenses, including those of any third party (other than those contemplated by Section 7.3.1 hereof) (“Expenses”), incurred by the Manager or any member of the Manager Group in connection with the provision of the Services; provided, that, if any Expenses arise from Services that are shared with the Manager or any member of the Manager Group, the Manager shall in good faith determine the portion of Expenses allocable to members of the Yield Group. Expenses are expected to include, among other things:

7.3.2.1 fees, costs and expenses as a result of Yield becoming and continuing to be a publicly traded entity, including, but not limited to, costs associated with annual, quarterly and current reports, independent auditor fees, governance and compliance, registrar and transfer agent fees, exchange listing fees, tax return preparation and distribution, legal fees, independent director compensation and directors and officers liability insurance premiums;

7.3.2.2 fees, costs and expenses relating to any debt or equity financing of any member of the Yield Group;

7.3.2.2 fees, costs and expenses incurred in connection with the general administration of any Service Recipient;

7.3.2.3 taxes, licenses and other statutory fees or penalties levied against or in respect of a Service Recipient in respect of Services;

7.3.2.4 amounts paid by the relevant member of the Manager Group under indemnification, contribution or similar arrangements;

7.3.2.5 fees, costs and expenses relating to financial reporting, regulatory filings and investor relations and the fees, costs and expenses of agents, advisors and other Persons who provide Services to a Service Recipient;

7.3.2.6 any other fees, costs and expenses incurred by the relevant member of the Manager Group that are reasonably necessary for the performance by the relevant member of the Manager Group of its duties and functions under this Agreement or any Service Agreement; and

7.3.2.7 fees, expenses and costs incurred in connection with the investigation, acquisition, holding or disposal of any asset or business (including with respect to any Acquired Assets) that is made or that is proposed to be made by the Service Recipients; provided that, where the acquisition or proposed acquisition involves a joint acquisition that is made alongside one or more other Persons, the Manager shall allocate such fees, expenses and costs in proportion to the notional amount of the acquisition made (or that would have been made in the case of an unconsummated acquisition) among members of the Yield Group and such other Persons.

7.4                               Governmental Charges

Without limiting Section 7.3 above, Yield LLC, on behalf of the Service Recipients, shall pay or reimburse the relevant member of the Manager Group for all sales taxes, use taxes, value added taxes, withholding taxes or other similar taxes, customs duties or other governmental charges (“Governmental Charges”) that are levied or imposed by any Governmental Authority by reason of this Agreement, any Service Agreement or any other agreement contemplated by this Agreement, or the fees or other amounts payable hereunder or thereunder, except for any income taxes, corporation taxes, capital taxes or other similar taxes payable by any member of the Manager Group which are personal to such member of the Manager Group. Any failure by the Manager Group to collect monies on account of these Governmental Charges shall not constitute a waiver of the right to do so.

7.5                               Computation and Payment of Expenses and Governmental Charges

From time to time the Manager shall, or shall cause the other Service Providers to, prepare statements (each an “Expense Statement”) documenting the Expenses and Governmental Charges to be reimbursed pursuant to this Article 7 and shall deliver such statements to the relevant Service Recipient. All Expenses and Governmental Charges reimbursable pursuant to this Article 7 shall be reimbursed by the relevant Service Recipient no later than the date which is 30 days after receipt of an Expense Statement. The provisions of this Section 7.5 shall survive the termination of this Agreement.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES
OF THE MANAGER AND THE SERVICE RECIPIENTS

8.1                               Representations and Warranties of the Manager

The Manager hereby represents and warrants to the Service Recipients that:

8.1.1 it is validly organized and existing under the laws of the State of Delaware;

8.1.2 it, or any another Service Provider, as applicable, holds, and shall hold, such Permits as are necessary to perform its obligations hereunder and is not aware of, or shall inform the Service Recipients promptly upon knowledge of, any reason why such Permits might be cancelled;

8.1.3 it has the power, capacity and authority to enter into this Agreement and to perform its obligations hereunder;

8.1.4 it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

8.1.5 the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its Governing Instruments, or under any mortgage, lease, agreement or other legally binding instrument, Permit or applicable Law to which it is a party or by which it or any of its properties or assets may be bound, except for any such contravention, breach or default which would not have a material adverse effect on the business, assets, financial condition or results of operations of the Manager;

8.1.6 no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it of this Agreement; and

8.1.7 this Agreement constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

8.2                               Representations and Warranties of the Service Recipients

Yield, Yield LLC and Yield Operating, each hereby represents and warrants, on its behalf and on behalf of each of the other Service Recipients, to the Manager that:

8.2.1 it (and, if applicable, its managing member) is validly organized and existing under the Laws governing its formation and organization;

8.2.2 it, or the relevant Service Recipient, holds such Permits necessary to own and operate the projects and entities that it directly or indirectly owns or operates from time to time and is not aware of any reason why such Permits might be cancelled;

8.2.3 it (or, as applicable, its managing member on its behalf) has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

8.2.4 it (or, as applicable, its managing member) has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

8.2.5 the execution and delivery of this Agreement by it (or, as applicable, its managing member on its behalf) and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its Governing Instruments (or, if applicable, the Governing Instruments of its managing member), or under any mortgage, lease, agreement or other legally binding instrument, Permit or applicable Law to which it is a party or by which any of its properties or assets may be bound, except for any such contravention, breach or default which would not have a material adverse effect on the business, assets, financial condition or results of operations of the Service Recipients as a whole;

8.2.6 no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it (or, as applicable, its managing member on its behalf) of this Agreement; and

8.2.7 this Agreement constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally; and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

ARTICLE 9
LIABILITY AND INDEMNIFICATION

9.1                               Indemnity

9.1.1 Yield, Yield LLC and Yield Operating hereby jointly and severally agree, to the fullest extent permitted by applicable Laws, to indemnify and hold harmless, and to cause each other Service Recipient to indemnify and hold harmless, each member of the Manager Group, any of its Affiliates (other than any member of the Yield Group) and any directors, officers, agents, members, partners, stockholders and employees and other representatives of each of the foregoing (each, a “Manager Indemnified Party”) from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) (“Liabilities”) incurred by them or threatened in connection with any and all actions, suits, investigations, proceedings or claims of any kind whatsoever, whether arising under statute or action of a Governmental Authority or otherwise or in connection with the business, investments and activities of the Service Recipients or in respect of or arising from this Agreement or the Services provided hereunder (“Claims”), including any Claims arising on account of the Governmental Charges contemplated by Section 7.4 hereof; provided that no Manager Indemnified Party shall be so indemnified with respect to any Claim to the extent that such Claim is finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction, or pursuant to a settlement agreement agreed to by such Manager Indemnified Party, to have resulted from such Manager Indemnified Party’s bad faith, fraud, willful misconduct or gross negligence or, in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful.

9.1.2 If any action, suit, investigation, proceeding or claim is made or brought by any third party with respect to which a Service Recipient is obligated to provide indemnification under this Agreement (a “Third Party Claim”), the Manager Indemnified Party will have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel, as well as the reasonable costs (excluding an amount reimbursed to such Manager Indemnified Party for the time spent in connection therewith) and out-of-pocket expenses incurred in connection therewith will be paid by the Service Recipient in such case, as incurred but subject to recoupment by the Service Recipient if ultimately it is not liable to pay indemnification hereunder.

9.1.3 The Manager Indemnified Party and the Service Recipients agree that, promptly after the receipt of notice of the commencement of any Third Party Claim, the Manager Indemnified Party will notify the Service Recipient in writing of the commencement of such Third Party Claim (provided that any accidental failure to provide any such notice will not prejudice the right of any such Manager Indemnified Party hereunder) and, throughout the course of such Third Party Claim, such Manager Indemnified Party will use its reasonable best efforts to provide copies of all relevant documentation to such Service Recipient, and to keep the Service Recipient apprised of the progress thereof, and to discuss with the Service Recipient all significant actions proposed.

9.1.4 The parties hereto expressly acknowledge and agree that the right to indemnity provided in this Section 9.1 shall be in addition to and not in derogation of any other liability which the Manager Indemnifying Party in any particular case may have or of any other right to indemnity or contribution which any Manager Indemnified Party may have by statute or otherwise at law.

9.1.5 The indemnity provided in this Section 9.1 shall survive the completion of Services rendered under, or any termination or purported termination of, this Agreement.

9.2                               Limitation of Liability

9.2.1 The Manager assumes no responsibility under this Agreement other than to render the Services in good faith and will not be responsible for any action of a Service Recipient’s Governing Body in following or declining to follow any advice or recommendations of the relevant Service Provider.

9.2.2 The Service Recipients hereby agree that no Manager Indemnified Party will be liable to a Service Recipient, a Service Recipient’s Governing Body (including, for greater certainty, a director or officer of a Service Recipient or another individual with similar function or capacity) or any security holder or partner of a Service Recipient for any Liabilities that may occur as a result of any acts or omissions by the Manager Indemnified Party pursuant to or in accordance with this Agreement, except to the extent that such Liabilities are finally determined by a final and non appealable judgment entered by a court of competent jurisdiction to have resulted from the Manager Indemnified Party’s bad faith, fraud, willful misconduct or gross negligence, or in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful.

9.2.3 The maximum amount of the aggregate liability of the Manager Indemnified Parties pursuant to this Agreement will be equal to the amounts previously paid in respect of Services pursuant to this Agreement in the two most recent calendar years by the Service Recipients pursuant to Article 7.

9.2.4 For the avoidance of doubt, the provisions of this Section 9.2 shall survive the completion of the Services rendered under, or any termination or purported termination of, this Agreement.

9.3                               Benefit to all Manager Indemnified Parties

9.3.1 Yield, Yield LLC and Yield Operating on behalf of themselves and the other Service Recipients, hereby constitute the Manager as trustee for each of the Manager

Indemnified Parties of the covenants of the Service Recipients under this Article 9 with respect to such Manager Indemnified Parties and the Manager hereby accepts such trust and agrees to hold and enforce such covenants on behalf of the Manager Indemnified Parties.

9.3.2 The Manager hereby constitutes the Service Recipients as trustees for each Service Recipient’s Governing Body (including, for greater certainty, a director or officer of a Service Recipient or another individual with similar function or capacity) or any security holder or partner of a Service Recipient, of the covenants of the Manager under this Article 9 with respect to such parties and the Service Recipients hereby accept such trust and agree to hold and enforce such covenants on behalf of such parties.

ARTICLE 10
TERM AND TERMINATION

10.1                        Term

This Agreement shall continue in full force and effect until terminated in accordance with Section 10.2, Section 10.3 or Section 11.1 hereof.

10.2                        Termination by the Service Recipients

10.2.1 Yield on behalf of the Service Recipients may, subject to Section 10.2.2, terminate this Agreement effective upon 30 days’ prior written notice of termination to the Manager without payment of any termination fee if:

10.2.1.1 the Manager defaults in the performance or observance of any material term, condition or agreement contained in this Agreement in a manner that results in material harm to the Service Recipients and such default continues for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period;

10.2.1.2 the Manager engages in any act of fraud, misappropriation of funds or embezzlement against any Service Recipient that results in material harm to the Service Recipients;

10.2.1.3 the Manager is grossly negligent in the performance of its obligations under this Agreement and such gross negligence results in material harm to the Service Recipients; or

10.2.1.4 the Manager, Yield, Yield LLC or Yield Operating makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency.

10.2.2 This Agreement may only be terminated pursuant to Section 10.2.1 above by Yield with the prior approval of a majority of the members of the Independent Committee.

10.2.3 This Agreement may also be terminated by Yield pursuant to Section 11.1.1 hereof with the prior approval of a majority of the members of the Independent Committee.

10.2.4 Each of Yield, Yield LLC and Yield Operating hereby agrees and confirms that this Agreement may not be terminated due solely to the poor performance or underperformance of any of their Subsidiaries or the Business or any investment made by any member of the Yield Group on the recommendation of any member of the Manager Group.

10.3                        Termination by the Manager

10.3.1 The Manager may terminate this Agreement effective upon 180 days’ prior written notice of termination to the Service Recipients without payment of any termination fee if:

10.3.1.1 any Service Recipient defaults in the performance or observance of any material term, condition or agreement contained in this Agreement in a manner that results in material harm to the Manager and such default continues for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period; or

10.3.1.2 any Service Recipient makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency.

10.4                        Survival Upon Termination

If this Agreement is terminated pursuant to this Article 10 or Article 11, such termination will be without any further liability or obligation of any party hereto, except as provided in Section 6.4, Article 9, Section 10.5 and Section 10.6 hereof.

10.5                        Action Upon Termination

10.5.1 From and after the effective date of the termination of this Agreement, the Manager shall not be entitled to receive the Base Management Fee for further Services under this Agreement, but will be paid all compensation accruing to and including the date of termination (including such day).

10.5.2 Upon any termination of this Agreement, the Manager shall forthwith:

10.5.2.1 after deducting any accrued compensation and reimbursements for any Expenses to which it is then entitled, pay over to the Service Recipients all money collected and held for the account of the Service Recipients pursuant to this Agreement;

10.5.2.2 deliver to the Service Recipients’ Governing Bodies a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Governing Bodies with respect to the Service Recipients; and

10.5.2.3 deliver to the Service Recipients’ Governing Bodies all property and documents of the Service Recipients then in the custody of the Manager Group.

10.6                        Release of Money or other Property Upon Written Request

The Manager hereby agrees that any money or other property of the Service Recipients or their Subsidiaries held by the Manager Group under this Agreement shall be held by the relevant member of the Manager Group as custodian for such Person, and the relevant member of the Manager Group’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by such Person. Upon the receipt by the relevant member of the Manager Group of a written request signed by a duly authorized representative of a Service Recipient requesting the relevant member of the Manager Group to release to the Service Recipient any money or other property then held by the relevant member of the Manager Group for the account of such Service Recipient under this Agreement, the relevant member of the Manager Group shall release such money or other property to the Service Recipient within a reasonable period of time, but in no event later than 30 days following such request. The relevant member of the Manager Group shall not be liable to any Service Recipient, a Service Recipient’s Governing Body or any other Person for any acts performed or omissions to act by a Service Recipient in connection with the money or other property released to the Service Recipient in accordance with the second sentence of this Section 10.6. Each Service Recipient shall indemnify and hold harmless the relevant member of the Manager Group, any of its Affiliates (other than any member of the Yield Group) and any directors, officers, agents, members, partners, shareholders and employees and other representatives of each of the foregoing from and against any and all Liabilities which arise in connection with the relevant member of the Manager Group’s release of such money or other property to the Service Recipient in accordance with the terms of this Section 10.6. Indemnification pursuant to this provision shall be in addition to any right of such Persons to indemnification under Section 10.1 hereof. For the avoidance of doubt, the provisions of this Section 10.6 shall survive termination of this Agreement. The Service Recipients hereby constitute the Manager as trustee for each Person entitled to indemnification pursuant to this Section 10.6 of the covenants of the Service Recipients under this Section 10.6 with respect to such Persons and the Manager hereby accepts such trust and agrees to hold and enforce such covenants on behalf of such Persons.

ARTICLE 11
GENERAL PROVISIONS

11.1                        Amendment, Waiver

11.1.1 Yield is entitled to amend the scope of the Services, including by reducing the number of Service Recipients or the nature or description of the Services or otherwise, by providing 180 days’ prior written notice to the Manager; provided, however, that Yield may not increase the scope of the Services without the Manager’s prior written consent; and provided further, however, that prior to such modification, Yield and the Manager shall agree in writing to any modification of the Base Management Fee resulting from such change in scope.  Subject to Section 10.2.3 hereof, in the event that Yield and the Manager are unable to agree on a modified Base Management Fee, Yield may terminate this Agreement after the end of such 180-day period by providing 30 days’ prior written notice to the Manager.

11.1.2 Except as expressly provided in this Agreement, no amendment or waiver of this Agreement, except pursuant to the first sentence of Section 11.1 above, will be binding unless the prior approval of a majority of the members of the Independent Committee is obtained and the amendment or waiver is executed in writing by the party to be bound thereby.  No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided. A party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a party from any other or further exercise of that right or the exercise of any other right.

11.2                        Assignment

11.2.1 This Agreement shall not be assigned by the Manager without the prior written consent of Yield, except (i) pursuant to Section 2.3 hereof, (ii) in the case of assignment to a Person that is the Manager’s successor by merger, consolidation or purchase of assets, in which case the successor shall be bound under this Agreement and by the terms of the assignment in the same manner as the Manager is bound under this Agreement, or (iii) to an Affiliate of the Manager or a Person that is, in the reasonable and good faith determination of the Independent Committee, an experienced and reputable manager, in which case the Affiliate or assignee shall be bound under this Agreement and by the terms of the assignment in the same manner as the Manager is bound under this Agreement. In addition, provided that the Manager provides prior written notice to the Service Recipients for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer or assignment of the Manager’ rights under this Agreement, including any amounts payable to the Manager under this Agreement, to a bona fide lender as security.

11.2.2 This Agreement shall not be assigned by any of the Service Recipients without the prior written consent of the Manager, except in the case of assignment by any such Service Recipient to a Person that is its successor by merger, consolidation or purchase of assets, in which case the successor shall be bound under this Agreement and by the terms of the assignment in the same manner as such Service Recipient is bound under this Agreement.

11.2.3 Any purported assignment of this Agreement in violation of this Article 11 shall be null and void.

11.3                        Failure to Pay When Due

Any amount payable by any Service Recipient to any member of the Manager Group hereunder which is not remitted when so due will remain due (whether on demand or otherwise) and interest will accrue on such overdue amounts (both before and after judgment) at a rate per annum equal to the Interest Rate.

11.4                        Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect. The parties will engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

11.5                        Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, by any party to this Agreement or its directors, officers, employees or agents, to any other party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the parties to this Agreement has been induced to enter into this Agreement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

For the avoidance of doubt, nothing in this Agreement should be construed or interpreted as an amendment, modification or termination of, or conflict with, any of the Operating and Administrative Agreements.  Each such agreement, and all its terms, including payments to be made thereunder, shall survive the entry into this Agreement and shall terminate in accordance with its terms.

11.6                        Mutual Waiver of Jury Trial.  AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY

LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

11.7                        Consent to Jurisdiction and Service of Process.  EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY AND COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH BELOW SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

11.8                        Governing Law

The internal law of the State of New York will govern and be used to construe this Agreement without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

11.9                        Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

11.10                 Notices

Any notice, demand or other communication to be given under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; but if not, then on the next Business Day, (iii) one Business Day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) three Business Days after it is mailed to the recipient by first class mail, return receipt requested. Such notices, demands and other communications shall be sent to the addresses specified below, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.  Any party may change such party’s address for receipt of notice by giving prior written notice of the change to the sending party as provided herein.  Notices and other communications will be addressed as follows:

If to the Service Recipients:

NRG Yield, Inc.

211 Carnegie Center

Princeton, New Jersey 08540

Attn: General Counsel

Facsimile: (609) 524-4501

With a copy to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attn: Gerald T. Nowak, P.C.

Facsimile: (312) 862-2200

If to the Manager:

NRG Energy, Inc.

211 Carnegie Center

Princeton, New Jersey 08540

Attn: General Counsel

Facsimile: (609) 524-4501

11.11                 Further Assurances

Each of the parties hereto will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and will use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

11.12                 Counterparts

This Agreement may be signed in counterparts and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

(Signature pages follow)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NRG YIELD, INC.

By:	/s/ G. Gary Garcia
Name: G. Gary Garcia
Title: Vice President and Treasurer

NRG YIELD LLC

By:	/s/ G. Gary Garcia
Name: G. Gary Garcia
Title: Vice President and Treasurer

NRG YIELD OPERATING LLC

By:	/s/ G. Gary Garcia
Name: G. Gary Garcia
Title: Vice President and Treasurer

NRG ENERGY, INC., as Manager

By:	/s/ Brian E. Curci
Name: Brian E. Curci
Title: Corporate Secretary

Schedule I

Service Recipients

Subsidiary	Jurisdiction of Organization
Avenal Park LLC	Delaware
Avenal Solar Holdings LLC	Delaware
Big Rock SunTower, LLC	Delaware
Continental Energy, LLC	Arizona
El Mirage Energy, LLC	Arizona
FUSD Energy, LLC	Arizona
GCE Holding LLC	Connecticut
GenConn Devon LLC	Connecticut
GenConn Energy LLC	Connecticut
GenConn Middletown LLC	Connecticut
High Plains Ranch II, LLC	Delaware
HLE Solar Holdings LLC	Delaware
HSD Solar Holdings LLC	California
Longhorn Energy, LLC	Arizona
Monster Energy, LLC	Arizona
NRG Alta Vista LLC	Delaware
NRG Electricity Sales Princeton LLC	Delaware
NRG Energy Center Dover LLC	Delaware
NRG Energy Center Harrisburg LLC	Delaware
NRG Energy Center HCEC LLC	Delaware
NRG Energy Center Minneapolis LLC	Delaware
NRG Energy Center Paxton LLC	Delaware
NRG Energy Center Phoenix LLC	Delaware
NRG Energy Center Pittsburgh LLC	Delaware
NRG Energy Center Princeton LLC	Delaware
NRG Energy Center San Diego LLC	Delaware
NRG Energy Center San Francisco LLC	Delaware
NRG Energy Center Smyrna LLC	Delaware
NRG Energy Center Tucson LLC	Arizona
NRG Harrisburg Cooling LLC	Delaware
NRG Marsh Landing Holdings, LLC	Delaware
NRG Marsh Landing, LLC	Delaware
NRG SanGencisco LLC	Delaware
NRG Solar Alpine LLC	Delaware
NRG Solar Apple LLC	Delaware
NRG Solar AV Holdco LLC	Delaware
NRG Solar Avra Valley LLC	Delaware
NRG Solar Blythe LLC	Delaware
NRG Solar Borrego Holdco LLC	Delaware
NRG Solar Borrego I LLC	Delaware

I-1

Subsidiary	Jurisdiction of Organization
NRG Solar Roadrunner Holdings LLC	Delaware
NRG Solar Roadrunner LLC	Delaware
NRG South Trent Holdings LLC	Delaware
NRG Thermal LLC	Delaware
OC Solar 2010 LLC	California
PESD Energy, LLC	Arizona
PFMG 2011 Finance Holdco, LLC	Delaware
PFMG Apple I LLC	Delaware
PM Solar Holdings LLC	California
Sand Drag LLC	Delaware
SCWFD Energy, LLC	Arizona
South Trent Wind LLC	Delaware
Statoil Energy Power/Pennsylvania Inc.	Pennsylvania
Sun City Project LLC	Delaware
Vail Energy, LLC	Arizona
Wildcat Energy, LLC	Arizona
WSD Solar Holdings LLC	Delaware

I-2